Exhibit 99.2

Danaher Corporation Analyst and Investor Conference Call held July 9, 2013

Transcript Excerpt

Daniel L. Comas – Chief Financial Officer and Executive Vice President

Good afternoon, everyone. Just a little bit of quick update on our press release this morning. I’m sure you all saw it. We announced that we expected that our EPS to be slightly above our guidance of $0.80 to $0.85, with our core growth to be slightly above our guidance again of 1% to 2%.

Don’t have a lot of detail at this point, but kind of what we know, 3 of the 5 segments came in largely as we expected. The 2 segments that came in a little better than we thought, one was environmental, where both our Hach business, our big water business, and our Gilbarco business had strength through the quarter and it continued through June and did quite well; and our Life Science & Diagnostic business, particularly our Beckman diagnostic business, had a very solid quarter organically. So those 2 segments that we thought would be about low single-digit organic growth in the quarter both ended up mid single digit. We’ll be talking about PID today. They came in mid single-digit for the second quarter. That was largely in line with expectations.

So in addition to the better performance on the top line, we had very good margin performance in the second quarter. Again, I don’t have all the detail by segments, but across the company, our gross margin on a reported basis will be up about 80, 90 basis points year-on-year. And our core operating margin, as you know, we report on that every quarter, that strips out all the acquisitions and divestitures during the previous 12 months. So an apples-to-apples look, our core operating margins were also up 90 basis points in the quarter. So that little better top line, better performance on the bottom line in terms of margin drove the beat in terms of EPS.

Don’t have any geographic detail at this point or trends. We don’t have any further update here on the second half. Again, we’ll be talking to you a week from Thursday to give you that more detail.